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                                                                       Exhibit 8




                                 August 29, 2000




WPP Group plc
27 Farm Street
London, WIX 6RD
England

Ladies and Gentlemen:

      We are acting as your counsel in connection with the proposed amendments to the indenture governing the 3% Convertible Subordinated Notes due 2005 (the "notes") of Young & Rubicam Inc., a Delaware corporation ("Y&R"), to be registered under the Securities Act of 1933 (the "1933 Act"). WPP Group plc, an English public limited company ("WPP"), will guarantee the notes and issue ordinary shares of nominal value 10p each of WPP upon conversion of the notes after completion of the Merger (defined below).

      We are also acting as your counsel in connection with the proposed merger (the "Merger") of York II Merger Corp. ("Merger Sub"), a newly-organized Delaware corporation and a wholly-owned direct subsidiary of York Merger Corp. ("Merger Sub Holding"), a wholly-owned subsidiary of WPP, with and into Y&R, whereupon Y&R will be the surviving corporation and the separate existence of Merger Sub will cease. The Merger will be consummated pursuant to the Amended and Restated Agreement and Plan of Merger dated as of May 11, 2000 by and among Y&R, WPP, Merger Sub Holding and Merger Sub (the "Merger Agreement").

      WPP has filed with the Securities and Exchange Commission, a registration statement on Form F-4 (the "Form-F-4"), with respect to the guarantee by WPP (the "Guarantee") and the ordinary shares of nominal value 10p each of WPP issuable upon conversion of the notes after completion of the Merger. Y&R has filed a registration statement on Form S-4 (the "Form S-4," and together with the Form F-4, the "Registration Statements") with respect to the proposed reclassification of the notes. In addition, WPP has prepared, and we have reviewed, a joint consent solicitation and prospectus (the "Consent Solicitation and Prospectus") which is contained in and made a part of the Registration Statements, and the Appendices thereto. The Consent Solicitation and Prospectus solicits the consent of the note holders to proposed amendments to the




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WPP Group plc
August 29, 2000
Page 2


Y&R indenture governing the notes, dated as of January 20, 2000, to The Bank of New York, a New York banking corporation, (the "Indenture") and the related registration agreement. In rendering the opinion set forth below, we have relied upon the facts stated in the Consent Solicitation and Prospectus, the Indenture and any supplements to the Indenture as of the date hereto, and upon such other documents as we have deemed appropriate and the representations of WPP, Merger Sub Holding, Merger Sub and Y&R set forth in the attached tax representation letters from WPP, Merger Sub Holding, Merger Sub and Y&R.

      We have assumed that all parties to the Merger Agreement and Indenture and any supplements to the Indenture as of the date hereto have acted, and will act, in accordance with the terms of such Merger Agreement and Indenture and any supplements to the Indenture as of the date hereto and that the Merger will be consummated at the effective time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions.

      Based upon and subject to the foregoing, and to the qualifications, limitations, representations and assumptions contained in the portion of the Consent Solicitation and Prospectus captioned "Material Tax Consequences," the portion of the Consent Solicitation and Prospectus captioned "Material Tax Consequences," that describes certain of the United States Federal income tax consequences of an investment in the notes, the proposed amendments and the WPP guarantee and ownership of WPP ADSs and ordinary shares is accurate in all material respects. No opinion is expressed on any matters, including the United Kingdom tax consequences of owning WPP ADSs and ordinary shares, other than those specifically referred to herein.

      This opinion is furnished to you for your use in connection with the Form F-4 and may not be used for any other purpose without our prior express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statements. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                              Very truly yours,

                              Fried, Frank, Harris, Shriver & Jacobson

                              By: /s/ Alan S. Kaden
                                  --------------------------------------
                                  Alan S. Kaden



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